Exhibit 10.25

TENANCY IN COMMON AGREEMENT

OF

935,955 FRANKLIN STREET, 952,960 SCHOOL STREET AND

1401, 1425, 1455, 1463, 1465, 1485 FIRST STREET, NAPA, CA

TENANCY IN COMMON AGREEMENT, dated as of March 4, 2016 (the “Agreement”), among Napa Square Owner NY LLC, a Delaware limited liability company (“Napa Square Owner”), One Napa LLC, a Delaware limited liability company (“One Napa”) and JNK Napa Square LLC, a Delaware limited liability company (“JNK LLC”), all of which are referred to collectively as the “Tenants in Common” or individually as a “Tenant in Common”.

WHEREAS, each of the Tenants in Common will become the owner of an interest in those certain parcels of real property set forth on Schedule A attached hereto, together with the improvements thereon (collectively, the “Property”). The Tenants in Common shall hold title to the Property as tenants in common, each Tenant in Common owning the percentage interest in the Property set forth next to its name on Schedule B attached hereto. The Property includes the fixtures and items of tangible and intangible property (other than personal property belonging to lessees at the Property) used in connection with or located at the Property, and all leases, licenses and occupancy agreements with respect to space at the Property.

WHEREAS, the Tenants in Common desire to set forth their agreement with respect to the ownership, management, operation, and disposition of their respective interests in the Property as tenants in common,

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

The Tenancy in Common

Section 1.01. The TIC and TIC Interests. Title to the Property is recorded in the name of the Tenants in Common, with each Tenant in Common owning the percentage undivided interest in the Property set forth next to its name on Schedule B (each such tenancy in common interest being referred to herein as a “TIC Interest” and all of the TIC Interests being referred to jointly as the “TIC”).

Section 1.02. Principal Office. The principal office of the TIC shall be located at c/o Joss Realty Partners LLC, 1345 Avenue of the Americas, 31st Floor, New York, New York 10105, The Tenants in Common may designate such other or additional offices as may be necessary or appropriate for the purpose of carrying out the business of the TIC.

Section 1.03. Tax Status. This Agreement is intended to create a relationship among the Tenants in Common which shall be treated as a tenancy in common for Federal income tax purposes with respect to co-ownership of real property in an arrangement classified under the laws of the State of California as a tenancy in common. Each of the Tenants in Common agrees that if, despite their agreement to the contrary set forth herein, they should be deemed by a taxing authority to be participants in a business entity taxable as a partnership, then it is their intent that their co-ownership of the Property and the relationship among the Tenants in Common shall be excluded from Subchapter K of the Internal Revenue Code of 1986, as amended (the “‘Code”), pursuant to Treasury Regulation Section 1.761-2(b)(2)(ii) beginning with the first taxable year under this Agreement. Each Tenant in Common acknowledges that this election is a deemed election and that no filing to this effect will be made to the Internal Revenue Service or any other taxing authority. The Tenants in Common agree that this election will be binding at all times that this Agreement is in effect and at no time after the execution of this Agreement will any Tenant in Common take any action inconsistent with this deemed election, including, but not limited to, any notification to the Internal Revenue Service pursuant to Treasury Regulation Section 1.761-2(b)(3).

Section 1.04. No Treatment of TIC as an Entity. It is the intent and purpose of the Tenants in Common that their relationship should be that of co-owners of the Property. The TIC will not file a partnership or corporate tax return, conduct business under a common name, execute an agreement identifying any or all of the Tenants in Common as partners, shareholders, or members of a business entity, or otherwise hold itself out as a partnership or other form of business entity, and the Tenants in Common will not hold themselves out as partners, shareholders, or members of a business entity.

Section 1.05. Number of Tenants in Common. The number of tenants in common will at all times be limited to no more than 35 “persons”, as that term is defined in Section 7701(a)(1) of the Code, except that a husband and wife are treated as a single person and all persons who acquire interests from a Tenant in Common by inheritance are treated as a single person.

Section 1.06. Purpose. The Tenants in Common enter into this Agreement and agree to the terms, conditions and provisions hereof solely for the purpose of regulating their ownership, use, operation, maintenance, leasing, financing, and disposition of the Property. The activities of the Tenants in Common will be limited to those activities customarily performed in connection with the ownership, use, operation, maintenance, leasing, financing, and disposition of improved real property.

ARTICLE II

Capital

Section 2.01. Initial Capital. Prior to or concurrently with its execution of this Agreement, each of the Tenants in Common has provided capital to the TIC in the amount set forth next to its name on Schedule B (the “Initial Capital”).

Section 2.02. Additional Capital. If the Tenants in Common pursuant to a Unanimous Action (as defined in Section 4.02), determine that additional funds are required to pay costs of the Property, the additional funds (“Additional Capital”) shall be contributed by the Tenants in Common in proportion to their TIC Interests. As used above, the term “costs of the Property”‘ shall include, without limitation, the cash portion of the purchase price of the Property, all expenses of closing the purchase of the Property, principal and interest payments on loans for the Property, whether or not secured by mortgages on the Property, costs of repairs, maintenance, replacements and improvements (including capital expenditures), insurance premiums, real estate taxes, assessments, and other governmental charges, professional fees including but not limited to any applicable real estate or leasing brokerage fees, costs of marketing space in the Property, costs of tenant improvements, and all other costs and expenses of the Property whether operating or capital in nature.

ARTICLE III

Allocations of Profits and Losses; Distributions

Section 3.01. Allocations of Profits and Losses. All profits and losses, and each item of revenue, gain, expense, loss, deduction and credit, arising with respect to the Property, shall be shared by the Tenants in Common in proportion to their respective TIC Interests in effect on the date such item arises.

Section 3.02. Distributions. All distributions with respect to the Property shall be made to the Tenants in Common in proportion to their respective TIC Interests in effect on the date of distribution.

ARTICLE IV

Management

Section 4.01. Actions by Simple Majority Action. Except for Unanimous Actions as provided in Section 4.02, all actions to be undertaken in connection with the Property shall require the approval, consent or other action by Tenants in Common holding a majority or more of the TIC Interests (a “Simple Majority Action”).

Section 4.02. Unanimous Actions. The following actions shall require the approval, consent or other action by all of the Tenants in Common, i.e. those holding one hundred percent (100%) of the TIC Interests (a “Unanimous Action”):

(a) a call for Additional Capital pursuant to Section 2.02;

(b) subject to the provisions of Section 4.03, the payment of any fees or commissions to any Tenant in Common or its affiliates for services rendered or otherwise in connection with the operation, management, leasing, financing or ownership of the Property;

(c) any other action that is a Unanimous Action pursuant to any other provision of this Agreement;

(d) subject to the provisions of Section 4.03, the approval of the hiring of any manager for the Property, or the negotiation or any management contract or any extension or renewal of such contract;

(e) the sale, transfer, exchange or other disposition of a portion or all of the Property;

(f) any lease or re-leasing of a portion or all of the Property; and

(g) the borrowing of any money, including without limitation the negotiation or renegotiation or indebtedness secured by a lien on a portion or all of the Property, the creation of a lien on a portion or all of the Property, and the modification or amendment in any material respect of any instrument or document evidencing or securing any financing secured by a lien on the Property.

Section 4.03. Property Management. The Tenants in Common agree to hire a property manager (“Property Manager”) and enter into a Property Management Agreement with such Property Manager to be agreed upon by all of the Tenants in Common (the “Property Management Agreement”), pursuant to which the Property Manager shall manage the Property during the term of the Property Management Agreement, the initial term of which shall be for a period of one (1) year from the date hereof. If renewed, a renewal term shall be for no longer than a one (1) year period. Neither (a) the death, retirement, removal, withdrawal, termination or resignation of the Property Manager. (b) any assignment for the benefit of creditors by or the adjudication of bankruptcy or incompetency of the Property Manager, nor (c) the expiration or termination of the Property Management Agreement shall cause the termination of this Agreement and this Agreement shall remain in full force and effect notwithstanding any such events. The initial Property Manager shall be BMS Realty Services, LLC, a Maryland limited liability company and an affiliate of Napa Square Owner. Pursuant to the Property Management Agreement, the Property Manager shall provide not less than quarterly to each of the Tenants in Common, a detailed report of operations at the Property for such quarter, and shall provide to each of the Tenants in Common copies of any correspondence regarding any defaults, mortgages, deficiencies in taxes, liens on the Property, or relating to financing or refinancing of the Property. Except as specifically provided in the Property Management Agreement, the Property Manager shall not take any Simple Majority Action or Unanimous Action, as the case may be, prior to obtaining the requisite consent of the Tenants in Common.

Section 4.04. Leasing of the Property. Any real estate broker who may provide leasing brokerage services for the Property shall be entitled to be paid customary and reasonable real estate leasing commissions for such services. No lease of all or any portion of the Property shall be entered into unless the Tenants in Common shall have complied with the provisions of Section 4.02.

ARTICLE V

Certain Rights of the Tenants in Common

Section 5.01. Engaging in Other Business. Each of the Tenants in Common (subject to the single purpose entity requirements in any loan obtained by the Tenants in Common) and their respective affiliates may engage in or possess an interest in other business ventures of every nature and description, or in any other real property, independently or with others, whether or not competitive with the Property, and no other Tenant in Common shall have any right by virtue of this Agreement in or to any such independent ventures or to the income or profits derived therefrom.

ARTICLE VI

Books and Records

Section 6.01. Books and Records. The books and records with respect to the Property shall be maintained by Napa Square Owner, who shall not be paid any compensation for performing such services, provided that upon the written request of any Tenant in Common, such books and records thereafter shall be maintained by a person or entity not affiliated with any Tenant in Common and the selection of which shall be approved by all Tenants in Common (in which event compensation as approved in connection with such selection may be paid for services relating to maintaining such books and records). The person or entity maintaining such books and records shall provide not less than quarterly, to each of the Tenants in Common, a detailed report showing all items of revenue and expense with respect to the Property for such quarter and year to date and providing a summary of operations at the Property for such quarter. Each Tenant in Common shall have access to the books and records with respect to the Property and the TIC during normal business hours and at all reasonable times. The foregoing is not intended to negate any compensation payable to the Property Manager pursuant to the Property Management Agreement.

Section 6.02. Bank Accounts. Subject to any cash management requirements set forth in any loan obtained by the Tenants in Common, all funds contributed or received with respect to the Property shall be deposited in such separate bank account or accounts as shall be determined by the Tenants in Common. Each Tenant in Common and the Property Manager are hereby designated as authorized signatories on such bank account or accounts.

ARTICLE VII

Transfer of TIC Interests; Partition

Section 7.01. Restriction on Transfers or Partition. Except for Unrestricted Transfers under Section 7.02, any proposed sale or other transfer by a Tenant in Common of a TIC Interest shall be subject to compliance with Section 7.04. Any proposed partition of the Property shall be subject to compliance with Section 7.05.

Section 7.02. Unrestricted Transfers. The following transfers of a TIC Interest may be made without compliance with Section 7.04 (“Unrestricted Transfers”): a transfer by a Tenant in Common of all or a portion of its TIC Interest by a gift or sale, either in trust or outright, to or for the benefit of (i) any other Tenant in Common, (ii) any individual who is then an equity owner of the Tenant in Common, or the spouse or descendants (including stepchildren and any descendants whose relationship is created by birth or adoption) of any such equity owner (a “Permitted Family Transferee”), or (iii) any entity all of the equity interests in which are owned by a Tenant in Common or Permitted Family Transferees.

Section 7.03. Indebtedness and Lender Restrictions. All indebtedness secured by a blanket lien on the Property shall be shared by the Tenants in Common in proportion to their TIC Interests. If the beneficiary of a deed of trust encumbering the Property requires restrictions on the right to transfer, partition or encumber TIC Interests that are consistent with customary commercial lending practices, the Tenants in Common shall execute any amendment to this Agreement as may be required by the lender to implement such restrictions.

Section 7.04. Right of First Offer. Except for an Unrestricted Transfer, if a Tenant in Common desires to sell or otherwise transfer all or a portion of its TIC Interest (the “For Sale TIC Interest”), it shall first offer to the other Tenants in Common (the “Non-Selling Tenants in Common”), by written notice, the right to make an offer to purchase the For Sale TIC Interest. Each Non-Selling Tenant in Common shall have 30 days from the date such notice is given to make a written offer to the selling Tenant in Common to purchase all, but not less than all, of the For Sale TIC Interest. The selling Tenant in Common shall have the right to accept or reject the offer of any one or more of the Offerees (as defined below). If the selling Tenant in Common has not accepted an offer within 30 days after receipt of such offer, it shall be deemed to have been rejected. Subject to compliance with the foregoing procedure, the selling Tenant in Common shall be entitled to sell or otherwise transfer the For Sale TIC Interest without restriction.

Section 7.05. Partition. If any Tenant in Common (the “Partitioning Tenant in Common”) desires to exercise its right of partition, then prior to exercising such right, the Partitioning Tenant in Common shall give written notice (the “Offer Notice”) to the other Tenants in Common (the “Offerees”), offering to sell its TIC Interest to the Offerees at Fair Market Value as of the date of the Offer Notice, and the Offerees shall have the right to purchase such TIC Interest at Fair Market Value, in accordance with the following procedures:

(a) Procedure. Those Offerees who desire to accept the offer shall give written notice (the “Acceptance Notice”) to the Partitioning Tenant in Common within 30 days after the date of the Offer Notice. The accepting Offerees shall have the right to purchase such TIC Interest pro rata to their existing TIC Interests, or as they may otherwise agree. If the Acceptance Notice does not accept the offer as to the entire TIC Interest, or is not given within such 30 day period, then the Offerees shall be deemed to have rejected the offer, and the Partitioning Tenant in Common shall be entitled to exercise its right of partition. The closing of a sale of the TIC Interest pursuant to an Acceptance Notice shall take place within 30 days after the final determination of Fair Market Value pursuant to Section 7.05(b), at which time the purchase price shall be payable in cash.

(b) Determination of Fair Market Value. For purposes hereof, “Fair Market Value” shall mean, as of a given date, the fair market value of the TIC Interest determined in accordance with the following procedure. The Partitioning Tenant in Common, on the one hand, and the Offerees who are participating in the purchase, on the other hand, each shall appoint an appraiser with experience appraising tenancy in common interests in real estate in California who shall have no relationship with any Tenant in Common (a “Qualified Appraiser”). Such appointment shall be made within 30 days after the date of the Acceptance Notice by giving written notice to the other of the name and contact information of the Qualified Appraiser. If either the Partitioning Tenant in Common, on the one hand, or the Offerees, on the other hand, fail to appoint a Qualified Appraiser within such 30 day period, the appraisal shall be made by the sole Qualified Appraiser appointed within such 30 day period. If both the Partitioning Tenant in Common and the Offerees (together) appoint a Qualified Appraiser within such 30 day period, then such two Qualified Appraisers shall each appraise the TIC Interest. If the two Qualified Appraisers do not agree on the Fair Market Value, then such two Qualified Appraisers shall appoint a third Qualified Appraiser within 15 days thereafter, and the third Qualified Appraiser shall have no authority other than to choose which of the two appraisals is closest to the Fair Market Value.

Section 7.06. Lender Requirements. The provisions of this Article VII are subject to any restrictions on transfers set forth in any loan obtained by the Tenants in Common.

ARTICLE VIII

Miscellaneous Provisions

Section 8.01. Paragraph Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 8.02. Severability. Every portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid by any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

Section 8.03. Sole Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements concerning such subject matter.

Section 8.04. Notices. All notices, requests, demands, acceptances and other communications which are required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered personally, or (ii) when sent by fax or email if sent on a business day prior to 5:00 P.M. local time at the place of receipt, or on the following business day if sent after 5:00 P.M. or on a non-business day, or (iii) on the day following delivery to an overnight courier service if sent by next day delivery via a recognized courier service, or (iv) 7 days after the date when mailed postage prepaid. All such notices, requests, demands, acceptances and other communications shall be addressed to the parties as provided on Schedule B, or at such other address as shall be specified by like notice.

Section 8.05. Applicable Law. This Agreement, and the application or interpretation thereof; shall be governed exclusively by its terms and by the laws of the State of New York (without regard to conflict of laws principles).

Section 8.06. Execution in Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had all signed the same document. All counterparts shall be construed together and shall constitute one agreement. This Agreement may be executed by facsimile or email.

Section 8.07. Recording. This Agreement shall not be recorded in the real property records. However, the Tenants in Common shall record a short form memorandum hereof, at the expense of the TIC.

Section 8.08. Amendments. No amendment, modification or alteration of the terms hereof shall be binding unless in writing, dated subsequent to the date hereof and duly executed by all of the Tenants in Common.

Section 8.09. Mutuality, Reciprocity. All provisions, conditions, covenants, restrictions, obligations and agreements contained herein are made for the direct, mutual and reciprocal benefit of each and every part of the Property; shall be binding upon and shall inure to the benefit of each of the Tenants in Common and their respective heirs, executors, administrators, successors, assigns, devisees, representatives, lessees and all other persons acquiring any undivided interest in the Property or any portion thereof whether by operation of law or any manner whatsoever (collectively, “Successors”); shall create mutual, equitable servitudes and burdens upon the undivided interest in the Property of each Tenant in Common in favor of the interest of every other Tenant in Common; shall create reciprocal rights and obligations between the respective Tenants in Common, their interests in the Property, and their Successors. It is expressly agreed that each covenant contained herein (i) is for the benefit of and is a burden upon the undivided interests in the Property of each of the Tenants in Common, (ii) runs with the undivided interest in the Property of each Tenant in Common, and (iii) benefits and is binding upon each Successor owner during its ownership of any undivided interest in the Property, and each owner having any interest therein derived in any manner through any Tenant in Common or Successor. Every person or entity who now or hereafter owns or acquires any right, title or interest in or to any portion of the Property is and shall be conclusively deemed to have consented and agreed to every restriction, provision, covenant, right and limitation contained herein, whether or not such person or entity expressly assumes such obligations or whether or not any reference to this Agreement is contained in the instrument conveying such interest in the Property to such person or entity. The Tenants in Common agree that any Successor shall become a party to this Agreement and the Property Management Agreement, if any, upon acquisition of an undivided interest in the Property, as if such person was a Tenant in Common initially executing this Agreement.

Section 8.10. Lender Provisions. Notwithstanding any other provision in this Agreement to the contrary, so long as that certain loan in the original principal amount of $22,300,000.00 (the “Loan”) made by Insurance Strategy Funding II, LLC (together with its successors and assigns, “Lender”) to the Tenants in Common and evidenced by that certain Promissory Note of even date herewith (together with the other documents executed and/or delivered in connection with the Loan, as each of the same may be amended, restated, supplemented or modified from time to time, collectively, the “Loan Documents”) is outstanding, the following provisions shall govern:

(a) The Tenants in Common hereby waive the right at law, in equity or by contract, to institute a partition of the Property, until the payment in full of the obligations under the Loan in accordance with the terms of the Loan Documents.

(b) This Agreement (and all of the terms and provisions contained herein, including without limitation, any and all rights of indemnification, rights and remedies of each Tenant in Common and rights of first refusal, purchase options or similar rights) is and shall be expressly subject and subordinate at all times to (a) the Loan and (b) the lien and terms of the Loan Documents and all rights of Lender thereunder. Any TIC Interest acquired pursuant to this Agreement shall be subject to and encumbered by the Loan and the Loan Documents. This subordination provision shall be self-operative and no further instrument of subordination shall be required.

(c) Lender shall be a third-party beneficiary under this Agreement. Lender may rely on, and enforce, the provisions of this Agreement relating to the Loan, including, without limitation, this Section 8.10.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Tenancy in Common Agreement as of the day and year first above written.

NAPA SQUARE OWNER NY LLC

By:	/s/ Lawrence Botel
Name:	Lawrence Botel
Title:	Manager

ONE NAPA LLC

By:	/s/ Pamela Sprayregen
Name:	Pamela Sprayregen
Title:	Manager

JNK NAPA SQUARE LLC

By:	/s/ Lisa Karmin
Name:	Lisa Karmin
Title:	Manager

STATE OF NEW YORK	)
SS:
COUNTY OF NEW YORK	)

On the 2nd day of March, 2016, before me, the undersigned, personally appeared Lawrence Botel, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Jonathan S. Margolis
Notary Public

STATE OF NEW YORK	)
SS:
COUNTY OF NEW YORK	)

On the 2nd day of March, 2016, before me, the undersigned, personally appeared Pamela Sprayregen, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Jonathan S. Margolis
Notary Public

STATE OF NEW YORK	)
SS:
COUNTY OF NEW YORK	)

On the 1st day of March, 2016, before me, the undersigned, personally appeared Lisa Karmin, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Jonathan S. Margolis
Notary Public